Exhibit 5.1

[Letterhead of Genworth Financial, Inc.]

June 1, 2005

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Genworth Financial, Inc., a Delaware Corporation (the “Company”). In that capacity, I have acted as counsel for the Company in connection with a registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of offering, selling and issuing up to (I) 25,428,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to the early settlement option of the purchase contracts underlying the Company’s 6.00% Equity Units; and (II) $1,000,000,000 of securities, consisting wholly or in part of (A) shares of the Company’s preferred stock (the “Preferred Stock”), (B) debt securities of the Company (the “Debt Securities”), and (C) warrants to acquire Debt Securities (the “Warrants” and together with the Preferred Stock and the Debt Securities, the “Shelf Securities”). The shares of Common Stock and the Shelf Securities will be issued from time to time pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities may be issued in one or more series pursuant to the indenture dated as of June 15, 2004 between the Company and JPMorgan Chase Bank, N.A., as trustee (as such indenture may be amended or supplemented, the “Indenture”). The Warrants may be issued pursuant to one or more warrant agreements between the Company and a trust company or a banking institution organized under the laws of the United States or one of the states thereof, as warrant agent (each a “Warrant Agreement”). The Preferred Stock may be issued in one or more series pursuant to the Company’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time, and pursuant to one or more Certificates of Designation for Preferred Stock that may be filed with the Secretary of State of the State of Delaware.

In so acting, I have reviewed such corporate records, certificates and other documents as I have considered necessary or appropriate for purposes of this opinion. Based on the foregoing and subject to the qualifications set forth below, I am of the opinion that:

1. Common Stock. When shares of Common Stock have been delivered against payment therefor as contemplated in the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

2. Preferred Stock. Assuming that the issuance and terms of any series of Preferred Stock and the terms of the offering thereof have been duly authorized, when (i) the terms of such series of Preferred Stock have been duly established in accordance with the Company’s Amended and Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (ii) a Certificate of Designation fixing and determining the terms of the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware and accepted for record, (iii) such shares of Preferred Stock have been duly issued, paid for and delivered as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement and the terms of any other Shelf Securities pursuant to which shares of Preferred Stock may be issued, and (iv) if such Preferred Stock is in certificated form, certificates representing such shares of Preferred Stock have been duly executed, such shares of Preferred Stock (including any shares of Preferred Stock that may be issued upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Shelf Securities) will be validly issued, fully paid and non-assessable.

3. Debt Securities. The Indenture has been duly authorized, executed and delivered by the Company. Assuming that the issuance and terms of any Debt Securities and any supplemental indenture to be entered into in connection with the issuance thereof and the terms of the offering thereof have been duly authorized, when (i) a supplemental indenture in respect of such Debt Securities has been duly executed and delivered, (ii) the terms of such Debt Securities have been duly established in accordance with the Indenture and the applicable supplemental indenture relating to such Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (iii) such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture and the applicable supplemental indenture relating to such Debt Securities and duly issued, paid for and delivered as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement and the terms of any other Shelf Securities pursuant to which Debt Securities may be issued, such Debt Securities (including any Debt Securities that may be issued upon exercise, conversion, exchange or otherwise pursuant to the terms of any other Shelf Securities) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. Warrants. Assuming that the issuance and terms of such Warrants and the terms of the offering thereof have been duly authorized, when (i) the Warrant Agreement or Warrant Agreements relating to such Warrants have been duly authorized, executed and delivered by the Company and the warrant agent appointed by the Company, (ii) the terms of such Warrants have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, and (iii) such Warrants or certificates representing such Warrants have been duly executed, authenticated, issued, paid for and delivered as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above with respect to enforceability are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). The opinions are also subject to (i) the Registration Statement becoming effective pursuant to applicable law and (ii) the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my delivery of this opinion under the caption “Legal Opinions” in prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Leon E. Roday
Leon E. Roday
Senior Vice President,
General Counsel and Secretary

3